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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of and effective January 1, 1999 is made by and between KENNETH C. KIRSCH ("Employee") and NETWORK SIX, INC., a Rhode Island corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Employee and the Company wish to enter into this Agreement to be effective as of the date hereof, which Agreement shall supersede any existing employment arrangement between Employee and the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements herein contained, and intending to be legally bound, Employee and the Company hereby agree as follows:

         1. POSITION. The Company agrees to employ Employee and Employee agrees to serve the Company during the term hereof as Chairman of the Board, President and Chief Executive Officer of the Company, and in such other executive capacity as the Board of Directors of the Company (the "Board") shall determine.

         2. DUTIES. Employee agrees to assume such duties and responsibilities as may be consistent with this Agreement, and as may be assigned to Employee by the Board and in accordance with the by-laws of the Company from time to time. Employee agrees to devote his full time and best efforts and such skill, attention and energies as are necessary to the performance of his duties and responsibilities under this Agreement, consistent with practices and policies established from time to time by the Board.

         3. TERM. The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue until December 31, 2001, or until terminated by either party in accordance with the provisions of Section 5 hereof.

         4. COMPENSATION.

            4.1. BASE SALARY. For services rendered hereunder, Employee shall be paid an annual base salary in the amount of One Hundred Seventy-Seven Thousand Five Hundred Dollars ($177,500) during 1999, One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) during 2000, and Two Hundred Two Thousand Five Hundred Dollars ($202,500) during 2001. Employee's salary shall be payable in a manner and at such times as is consistent with the payroll practices of the Company.

            4.2. FRINGE BENEFITS.

                 4.2.1 GENERAL FRINGE BENEFITS. Employee shall be provided with fringe benefits, such as retirement or investment plans, vacation, sick days, and health





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and dental insurance, that are provided to senior officers of the Company.

                  4.2.2 CAR. During the Term, the Company shall provide Employee with a leased car, including maintenance, repairs, insurance, fuel and all costs incident thereto up to an annual maximum of the annual costs currently paid by the Company for Employee's car. Unless Employee has been terminated by the Company pursuant to Section 5.1 hereof, Employee shall have the option to assume the lease with the consent of the lessor, provided the Company is released therefrom.

                  4.2.3 INSURANCE. During the Term, the Company shall pay the premiums (or promptly reimburse Employee if he pays the premiums) for One Million Five Hundred Thousand Dollars ($1,500,000) of term life insurance with the Employee designating the beneficiary, such premiums not to exceed Two Thousand Dollars ($2,000) per year.

                  4.2.4 TAX INDEMNITY. To the extent that Employee would realize taxable income upon receipt of any of fringe benefits received pursuant to this Section 4.2, the Company shall pay to Employee within ninety
(90) days of the close of each year an amount sufficient to pay the tax on such income, grossed-up at Employee's aggregate state and federal marginal tax rate.

            4.3. REIMBURSEMENT OF EXPENSES. Subject to such conditions as the Board may from time to time determine, Employee shall be reimbursed upon presentation of vouchers or paid upon presentation of invoices for reasonable expenses incurred by him in the performance of his duties in carrying out the terms of this Agreement, including expenses for entertainment, travel, lodging, business associations and service organizations.

            4.4   BONUSES.

                  4.4.1 CALCULATION. Employee shall receive a bonus of up to 125% of his Base Salary each year (the "Annual Bonus") based upon his achievement of certain objectives for such year ("Annual Objectives"). Achievement of each Annual Objective will entitle Employee to receive a percentage of the Annual Bonus. For each year, one Annual Objective will be an increase from the prior fiscal year in both gross revenues and net income (less any extraordinary gains and extraordinary losses) of at least 25% (the "Growth Objective") as reported in the Company's year-end audited financial statements. For each year, until achieved, other Annual Objectives will include a resolution of the litigation with the State of Hawaii and related parties satisfactory to the Board (the "Hawaii Objective") and hiring an executive officer, satisfactory to the Board, who would be in charge of the Company's day to day operations in Employee's absence (the "Hiring Objective"). Achievement of each of the Growth Objective, Hawaii Objective or the Hiring Objective will entitle Employee to receive 25% of his Annual Bonus for the year it is achieved. Prior to the end of each year, the Company and Employee will use their best efforts to agree to one or more other Annual Objectives and the percentage of the Annual Bonus allocable to each Annual Objective which if


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achieved (as determined by the Board in its sole but reasonable discretion), will entitle Employee to receive that portion of the Annual Bonus not previously allocated to other Annual Objectives for that year. The Company and Employee have agreed to Employee's 1999 Annual Objectives by a separate letter agreement.

                  4.4.2     PAYMENT. The Annual Bonus shall be paid
within ten (10) days after receipt by the Board of the signed audited year-end financial statements for the prior fiscal year in any combination of cash, restricted stock or incentive stock options, the combination of 50% of the Annual Bonus to be determined by the Board and 50% by Employee. Within sixty
(60) days after the close of each year, the Board will notify Employee of the form of payment of 50% of the Annual Bonus due and with ten (10) days thereafter Employee will notify the Board of the form of payment of the remaining 50% of the Annual Bonus due. The value of restricted stock granted as part of an Annual Bonus shall be the price of the last trade on the last trading day of the fiscal year of such class of stock as quoted on the exchange or system that such class of stock is publicly traded, or if such class of stock is not then publicly traded, at a price determined in the good faith judgment of the Board in its sole discretion. The value of options granted as a part of an Annual Bonus shall be determined by the Board using the Black-Scholes pricing model, as reasonably adjusted if deemed necessary by the Board, and the exercise price of such options shall be the average of the bid and ask price on the date of grant of such class of stock underlying the options as quoted on the exchange or system that such class of stock is publicly traded, or if such class of stock is not then publicly traded, at a price determined in the good faith judgment of the Board in its sole discretion.

         5. TERMINATION.

            5.1. COMPANY. The Company, by action of the Board, may terminate this Agreement at any time for cause solely in the event of (i) the death or permanent disability of Employee; (ii) the demonstrated continued failure by Employee to perform his duties as set forth herein or as otherwise required by the Board after written demand for performance is made by the Board, which demand specifically identifies the manner in which the Board finds there has been a failure to perform; provided, however, if, and only if, such failure is capable of being cured, Employee shall be given twenty (20) days to cure any such failure; (iii) a fraud, misappropriation, embezzlement or other violation of the law or like nature or severity committed by Employee; (iv) a material breach of this Agreement by Employee; or (v) the willful misconduct of Employee having a material adverse effect on the business or prospects of the Company; all as may be reasonably determined by the Board. For purposes of this Agreement, "permanent disability" shall mean absence from work at the Company's offices due to illness for sixty-five (65) business days, whether or not consecutive, in a twelve (12) month period. Upon thirty (30) days advance written notice, the Company may terminate this Agreement at any time without cause.

            5.2.     EMPLOYEE.

                     (a) Upon thirty (30) days advance written notice, Employee may terminate this Agreement at any time for cause solely in the event of (i) the assignment to him of any duties materially inconsistent with his position, duties and responsibilities as of the date of

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this Agreement; (ii) non-payment of his Base Salary for at least thirty (30)
days to which Employee did not consent; (iii) a transfer of Employee to an office more than sixty (60) miles from Providence, Rhode Island; or (iv) one or more transactions that are not approved by the Board prior thereto that in the aggregate result in a change of ownership of 51% or more of the voting stock of the Company or a sale or transfer of substantially all of the assets of the Company. Anything in this Agreement notwithstanding, neither the filing of a voluntary or involuntary petition in bankruptcy or for a receivership nor a change in ownership resulting from a bankruptcy or receivership shall give grounds for Employee to terminate this Agreement. The right of Employee to terminate this Agreement shall not become effective if the breach by the Company is cured within twenty (20) days after receipt of written notification of such breach from Employee.

                     (b) Upon one hundred twenty (120) days advance written notice (ninety (90) days, if the Hiring Objective has been achieved and the person hired has been performing to the satisfaction of the Board for at least six (6) months), Employee may terminate this Agreement at any time without cause.

            5.3.     CONSEQUENCES.

                     (a) In the event that the Company terminates this Agreement for any cause set forth in Section 5.1 hereof, or in the event Employee terminates this Agreement without cause, all rights of Employee under this Agreement shall terminate as of the date of the termination of this Agreement, but Employee shall continue to be bound by the terms of Sections 7 through 10 hereof. In addition to forfeiting all his rights under this Agreement, if Employee terminates this Agreement without cause giving less notice than required in Section 5.2 hereof, Employee shall forfeit all stock options vested (on a daily pro-rata basis) between six (6) months prior to the effective date of termination and the date of receipt by the Company of Employee's notice of termination.

                     (b)       In the event that: (i) the Company
terminates this Agreement without cause; (ii) Employee terminates this Agreement for any cause as set forth in Section 5.2 hereof; or (iii) the Company refuses to enter into a new employment agreement with Employee with financial terms as favorable as those afforded to Employee during the last year of this Agreement after Employee's continuous employment with the Company through December 31, 2001, then: (1) Employee shall receive his Base Salary as provided in this Agreement, until the later of December 31, 2001 or twelve (12) months from the effective date of such termination (the "Severance Period"), net of all applicable taxes that are required to be withheld; (2) the Board will issue substantially equivalent non-qualified stock options or warrants in exchange for incentive stock options held by Employee; (3) the Company will exchange restricted shares of stock of the Company held by Employee for shares bearing only such restrictions and legends as are required by law; and (4) Employee shall receive, at the time payable pursuant to 4.4 hereof, the maximum Annual Bonus payable with respect to such year during which the termination occurred, but no subsequent years. In such event, Employee shall be treated as an employee for the period during which he is receiving payments under this Section 5.3(b) and shall be entitled to participate in the fringe benefit programs under
Section 4.2.1 (but not Sections 4.2.2, 4.2.3 or 4.2.4) for the duration of such period, notwithstanding that any of such benefits were provided on


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a group basis prior to such termination.

                     (c) The compensation payable to Employee or his estate or legal representative under this Section 5.3 shall be in addition to any benefits payable in accordance with Section 4.2 hereof, but shall be in lieu of other compensation ordinarily paid by the Company upon the termination, death or disability of a senior officer of the Company. Employee agrees that in consideration of the performance by the Company of its obligations under Section
5.3 hereof: (i) he will assert no claims arising out of his employment relationship, or the non-renewal or termination thereof, against the Company or its officers, directors, stockholders, employees, agents and representatives; and (ii) he will cooperate with and assist his successor and other management of the Company for the duration of the Severance Period at such times and amounts of time as are reasonable for Employee and the Company given the Company's need for such assistance and Employee's prior commitments and availability.

         6. INDEMNIFICATION.

                     (a) The Company shall indemnify Employee and shall save and hold Employee harmless from, against, for, and, in respect of damages, losses, obligations, deficiencies, costs and expenses, including, reasonable attorneys' fees and other costs and expenses, incident to, or arising out of a threatened, pending or contemplated suit, action, claim or proceeding, whether civil, criminal, administrative or investigative, suffered, incurred or required to be paid by Employee by reason of being a director, officer, employee or agent of the Company or by reason of service at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether or not Employee continues to be a director, officer, employee or agent of the Company or such corporation, partnership, joint venture, trust or other enterprise at the time such action, suit or proceeding is brought or threatened) if Employee's act or omission was taken or made in good faith and in a manner reasonably believed to be in or not inconsistent with the best interests of the Company; provided, that such act or omission did not constitute gross negligence, willful misconduct or fraud. The foregoing right of indemnification shall be in addition to any rights to which Employee may otherwise be entitled under the Company's bylaws, certificate of incorporation or applicable law and shall inure to the benefit of Employee's heirs, executors or administrators. The Company shall pay the expenses incurred by Employee in defending any action, suit or proceeding, upon receipt of an undertaking by Employee to repay such payment if there shall be a final adjudication or determination that it is not entitled to indemnification as provided herein.

                     (b) During the term of this Agreement, the Company shall use reasonably commercial efforts to maintain at least at current levels, Directors and Officers liability and Errors and Omissions insurance.

         7. COMPANY PROPERTY. All materials, information and data of any kind furnished by the Company to Employee or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Company. In the event that the Company requests the return of such materials at any time during the term of

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this Agreement or at or after the termination of this Agreement, Employee shall as soon as possible deliver such material to the Company.

         8. CONFIDENTIALITY. During the term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than the Company, any material referred to in Section 7 above or any information regarding the business methods or policies, procedures, techniques, projects, trade secrets or other confidential knowledge relating to the Company, its business or activities.

         9. NON-COMPETE. During the term of this Agreement and for one (1) year thereafter (or during the Severance Period in the case of Employee's termination by the Company without cause or by Employee for any cause set forth in Section 5.2), Employee agrees that he shall not (a) engage or be interested in or receive any compensation from any business that competes with or is in the same business as the Company or its affiliates (affiliates for purposes hereof being defined as any company that owns at least 10% of the voting stock of the Company, or any company in which the Company owns 10% of the voting stock) as then conducted or contemplated pursuant to any plan of management issued or drafted at the request of or on behalf of the Board or (b) induce or attempt to induce any employee, agent or customer of the Company or any of its affiliates to terminate or reduce the scope of his, her or its relationship with the Company or any of its affiliates. For the purposes of this Agreement, Employee shall be deemed to be interested in a business if he is engaged or interested in that business as a stockholder, director, officer, employee, salesman, sales representative, agent, broker, partner, individual proprietor, lender, consultant or otherwise, but not if that interest is limited solely to the ownership of five percent (5%) or less of any class of the equity or debt securities of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market. Employee shall not, directly or indirectly, engage in any other business enterprise, or have an interest, financial or otherwise, in any other business enterprise which interferes or is likely to interfere with Employee's employment hereunder.

         10. EQUITABLE RELIEF. Employee acknowledges and agrees that the Company may seek to enforce the covenants and restrictions pertaining to his obligations in Sections 7, 8 and 9 hereof at law or in equity. The covenants and restrictions pertaining to Employee's obligations in Sections 7, 8 and 9 hereof shall remain in full force and effect, notwithstanding the fact that this Agreement has been terminated. If a court determines that the restrictions in
Section 9 are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restriction allowable under the applicable law. If Employee violates any of the restrictions contained in Section 9, the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

         11. PRIOR AGREEMENTS. Employee represents and warrants to the Company that there are no restrictions, agreements or understandings of any kind whatsoever to which Employee is a party, or by which he is bound, which would inhibit, prevent or make unlawful his execution or performance of this Agreement, and that his execution and performance of this Agreement shall


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not constitute a breach of any contract, agreement or understanding, whether oral or written, to which he is a party or by which he is bound.

         12. ACKNOWLEDGMENT. Employee hereby acknowledges and certifies that he has read the terms of this Agreement, that he has been informed by the Company that he should discuss it with an attorney of his choice, and that he understands it terms and effects. Employee further acknowledges that based on his training and experience, he has the capacity to earn a livelihood by performing services as an employee or otherwise in a business that does not violate the provisions of Section 9. Neither the Company, Employee nor their respective agents, representatives or attorneys have made any representations to the other concerning the terms or effects of this Agreement other than those contained herein.

         13. ASSIGNMENT. Without the prior written consent of the Company, Employee shall have no right to exchange, convert, encumber or dispose of his rights to receive benefits and payments under this Agreement, which payments, benefits and rights thereto are non-assignable and non-transferable. In the event of any attempted assignment or transfer, Employee shall forfeit his rights to receive any payments or benefits, and the Company shall have no further liability under this Agreement.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements between them respecting such subject matter. This Agreement shall supersede any existing employment agreement or arrangement between Employee and the Company, including, without limitation, an Employment Agreement between the parties dated effective January 1, 1997, and the parties' execution hereof shall serve to terminate any such agreement or arrangement and the parties' respective rights and obligations thereunder.

         15. HEADINGS. The headings describing the provisions of this Agreement are for convenience of reference only, and shall not affect its interpretation.

         16. SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

         17. NOTICES. All notices shall be in writing and shall be deemed to have been given if presented personally, sent by recognized national overnight carrier, or sent by certified or registered mail, postage prepaid, return receipt requested, to the following addressees:

                                       If to the Company:

                                       NETWORK SIX, INC.
                                       475 Kilvert Street
                                       Warwick, RI 02886
                                       Attention: Compensation Committee
                                         Nicholas Supron


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                                       With a copy to:

                                       Charles H. Boisseau, Esq.
                                       Boisseau Leonard & Dean LLP
                                       155 South Main Street
                                       Providence, RI 02903

                                       and

                                       Nicholas Supron
                                       20 Fore Royal Court
                                       Jamestown, RI 02835

                                       If to Employee:

                                       Kenneth C. Kirsch
                                       106 Freeman Parkway
                                       Providence, RI 02906

                                       With a copy to:

                                       E. Colby Cameron, Esq,
                                       Cameron & Mittleman, LLP
                                       56 Exchange Terrace
                                       Providence, RI 02903

Notice to the parties to be copied shall be required for such notice to be effective. Notice of any change in such addresses shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

         18. COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

         19. WAIVER. The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

         20. SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by Employee and his heirs and personal representatives, and the Company and its successors and permitted assigns, and does not confer any rights on any other persons or entities. The duties, obligations, rights and responsibilities of Employee under this Agreement are personal and shall not be assigned by Employee without the prior written consent of the Company, as set forth in Section 7 hereof.


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         21. SURVIVAL. The provisions of Sections 7 through 12 hereof shall survive the termination of this Agreement for any reason whatsoever.

         22. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Rhode Island.

         23. AMENDMENTS. This Agreement may be amended and supplemented only by a written instrument duly executed by both parties.

         24. JOINT PARTICIPATION IN DRAFTING. Each party to this Agreement participated in the drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.


                                       /s/ Kenneth C. Kirsch
                                       --------------------------------
                                       KENNETH C. KIRSCH

                                       NETWORK SIX, INC.

                                       BY: /s/ Dorothy M. Cipolla, Secretary
                                           ----------------------------------


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